A D D E N D U M

THIS ADDENDUM, made this 25th day of June 2010 (“Addendum”), by and among LINCOLN RESOURCES INC., a body corporate, incorporated under the laws of the State of Nevada (hereinafter called "LINCOLN"), and NORTH BAY RESOURCES INC.., a body corporate, incorporated under the laws of the State of Delaware (hereinafter called "North Bay"), to that certain Coronation Gold Property Joint-Venture Agreement, dated August 6, 2009 (the “JV Agreement”), by and among  the Parties. Terms not defined otherwise herein shall have the meanings ascribed to them in the JV Agreement.

WHEREAS, pursuant to the JV agreement, North Bay agreed to farm out an interest in the JV Lands to Lincoln on the terms and conditions set forth therein.

WHEREAS, the Parties desire to enter into this Addendum to supplement and clarify the terms and conditions of the JV Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties jointly and severally agree to the following:

1.	Work Commitment

Upon the execution and delivery of this Addendum, and in consideration of an aggregate of $10,000 (USD) to be paid to North Bay, with $5,000 USD due on or before August 6, 2010, and the remaining $5,000 due on or before September 6, 2010, each of the Parties agree that the obligations of the Parties regarding the Commitment as set forth in section 4 of the JV Agreement shall be extended for one year, such that expenditures required in the first year of the agreement are extended until August 6, 2011, and further expenditures extended similarly by one year.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Addendum to the JV Agreement as of this 25th day of June, 2010.

LINCOLN RESOURCES INC

By:    /s/ Phillip Foreman

Name: Phillip Foreman

Title:           President

NORTH BAY RESOURCES INC.

By:     /s/ Perry Leopold

Name: Perry Leopold

Title:           CEO